5600 Cox Road Glen Allen, VA 23060 Telephone: (804) 267-8000 Fax: (804) 267-8466 Website: www.landam.com

FOR IMMEDIATE RELEASE	Bob Sullivan	Lloyd Osgood
August 28, 2007	SVP – Investor Relations	SVP – Corporate Communications
	Phone: (804) 267-8703	Phone: (804) 267-8133
	bsullivan@landam.com	losgood@landam.com

LandAmerica Announces Additional Common Stock Repurchase Program
and Cost Reduction Actions

RICHMOND, VA - Aug. 28 /PRNewswire-FirstCall/ -- LandAmerica Financial Group, Inc. (NYSE: LFG) announces that its Board of Directors has approved a program to purchase up to 1.5 million shares, or approximately 9% of its outstanding common stock at June 30, 2007, between now and the end of March 2009. Purchases of stock will be accomplished primarily in the open market, with the timing of such transactions subject to market conditions and SEC regulations. The Company anticipates funding for this program to come from available corporate funds and future excess cash flow. Purchases under this program would be in addition to purchases made under the program publicly announced in February 2007 that provides for the purchase of up to 1.5 million shares and expires in October 2008. The Company has repurchased 315,600 shares for $17.9 million, at an average cost of $56.72 per share, between July 1, 2007 and August 24, 2007.  At August 24, 2007, the Company had approximately 710,400 shares remaining under the February 2007 repurchase program. At the current share price, the Company expects that the purchases under the 2007 repurchase program will be completed during fourth quarter 2007.

Also, as part of an effort to reduce costs in response to decreased mortgage loan originations and to improve operating efficiencies, the Company expects to eliminate approximately 1,100 full-time equivalents (“FTEs”) in the second half of 2007, or approximately 13% of the Company's residential and lender services groups and related functions at June 30, 2007.  Of those functions, the Company has eliminated approximately 300 FTEs to date since July 1, 2007 and approximately 1,000 FTEs since January 1, 2007.  The Company expects to incur additional severance charges related to these actions and anticipates that substantially all of the pre-tax charges to earnings and cash expenditures will be incurred in the third and fourth quarters of 2007.

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“We are pleased to establish an additional share repurchase program based on the cash generated from our operations as well as the recent redomestication of our principal insurance subsidiaries," said Chairman and CEO Theodore L. Chandler, Jr. “In these difficult times, we are committed to continuing to execute on our strategic plan, including maximizing operating efficiencies.  These reductions are intended to thoughtfully address productivity while preserving our commitment to superior service. We believe these actions further demonstrate our commitment to improving our return on equity for our shareholders and positioning the company for long-term success."

About LandAmerica Financial Group, Inc.

LandAmerica Financial Group, Inc. is a leading provider of real estate transaction services with over 900 offices and a network of more than 10,000 active agents. LandAmerica serves agent, residential, commercial, and lender customers throughout the United States and in Mexico, Canada, the Caribbean, Latin America, Europe, and Asia. LandAmerica is recognized as number one in the mortgage services industry on Fortune's 2007 list of America's Most Admired Companies.

The Company cautions readers that the statements contained herein regarding the Company's future financial condition, results of operations, future business plans, operations, opportunities, or prospects, including any factors which may affect future earnings, are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based upon management's current knowledge and assumptions about future events and involve risks and uncertainties that could cause actual results, performance or achievements to be materially different from anticipated results, performance or achievements, expressed or implied by such forward-looking statements. Such risks and uncertainties include: (i) the Company's results of operations and financial condition are susceptible to changes in mortgage interest rates and general economic conditions; (ii) changes to the participants in the secondary mortgage market could affect the demand for title insurance products; (iii) the Company is subject to government regulation; (iv) heightened regulatory scrutiny of the Company and the title insurance industry, including any future resulting reductions in the pricing of title insurance products and services, could materially and adversely affect the Company's business, operating results, and financial condition; (v) the Company may not be able to fuel its growth through acquisitions; (vi) the Company's inability to integrate and manage successfully the Company's acquired businesses could adversely affect the Company's business, operating results, and financial condition; (vii) regulatory non-compliance, fraud or defalcations by the Company's title insurance agents or employees could adversely affect its business, operating results, and financial condition; (viii) competition in the Company's industry affects its revenue; (ix) significant industry changes and new product and service introductions require timely and cost-effective responses; (x) the Company's litigation risks include substantial claims by large classes of claimants; (xi) the Company's claims experience may require the Company to increase its provision for title losses or to record additional reserves, either of which may adversely affect its earnings; (xii) key accounting and essential product delivery systems are concentrated in a few locations; (xiii) provisions of the Company's articles of incorporation and bylaws, shareholder rights plan and applicable state corporation and insurance laws could limit another party's ability to acquire the Company and could deprive shareholders of the opportunity to obtain a takeover premium for shares of common stock owned by them; (xiv) the Company's future success depends on its ability to continue to attract and retain qualified employees; (xv) the Company's conduct of business in foreign markets creates financial and operational risks and uncertainties that may materially and adversely affect its business, operating results, and financial condition; and (xvi) various external factors including general market conditions, governmental actions, economic reports and shareholder activism may affect the trading volatility and price of the Company's common stock. For a description of factors that may cause actual results to differ materially from such forward-looking statements, see the Company's Annual Report on Form 10-K for the year ended December 31, 2006, and other reports from time to time filed with or furnished to the Securities and Exchange Commission. The Company cautions investors not to place undue reliance on any forward-looking statements as these statements speak only as of the date when made. The Company undertakes no obligation to update any forward-looking statements made in this release.

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